UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2017

VITAL THERAPIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15010 Avenue of Science, Suite 200 San Diego, CA	92128
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   (858) 673-6840
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-
2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer; Appointment of New Director

On November 30, 2017, the board of directors (the “Board”) of Vital Therapies, Inc. (“Vital”) appointed Russell J. Cox as our Chief Executive Officer, effective as of his start date, which is anticipated to be January 3, 2018. In addition, the Board appointed Mr. Russell Cox to our Board as a Class I director, with a term expiring at Vital’s 2018 annual meeting of stockholders, effective as of his start date.
In connection with his appointment as Chief Executive Officer, Mr. Cox will receive a base salary of $540,000 annually and a cash signing bonus of $330,000 within thirty days of his start date. Mr. Cox is eligible each year for a target bonus of 50% of his base salary as then in effect. Following his start date, Mr. Cox will receive a nonstatutory stock option to purchase up to 3.75% of Vital’s outstanding common stock under Vital’s 2017 Inducement Equity Incentive Plan (determined as of his start date). The option will have a 10-year term and an exercise price that is the same as the closing price of Vital’s common stock on the grant date, which will be his start date. The option grant will vest over four years with 25% of the total shares vesting one year from his start date and 1/48th of the total shares vesting monthly for the next three years subject to his continued service. Mr. Cox will not be eligible to receive an annual equity award at the beginning of 2018 when grants are typically made to our other executives. Mr. Cox will receive no additional compensation for his service on the Board.
Mr. Cox served as Executive Vice President and Chief Operating Officer of Jazz Pharmaceuticals, Inc. from May 2014 until joining Vital. Mr. Cox previously served as Executive Vice President and Chief Commercial Officer of Jazz Pharmaceuticals, Inc. from March 2012 until May 2014 and as Senior Vice President, Sales and Marketing from the closing of the Azur Merger in January 2012 until March 2012. Prior to the closing of the Azur Merger, he served in a variety of senior management roles since joining Jazz Pharmaceuticals, Inc. in 2010. From January 2009 to January 2010, he was Senior Vice President and Chief Commercial Officer of Ipsen Group, a pharmaceutical company, and from 2007 until December 2008, he was Vice President of Marketing at Tercica, Inc. (acquired by Ipsen Group), a biotechnology company. From 2003 to 2007, he was with Scios Inc. (acquired by Johnson & Johnson in 2003), where he also held the role of Vice President, Marketing. Prior to 2003, Mr. Cox was with Genentech, Inc. for 12 years, where he was a Product Team Leader responsible for the Growth Hormone franchise and led numerous product launches as a Group Product Manager. In 2015, Mr. Cox joined the board of directors of Aeglea BioTherapeutics, Inc., a biotechnology company. Mr. Cox received a B.S. in Biomedical Science from Texas A&M University. We believe that Mr. Cox’s extensive industry experience with life sciences companies qualifies him to serve on our Board.

Other than entry into our standard form of indemnification agreement, Mr. Cox has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Mr. Cox and any of our directors or executive officers.

Mr. Cox executed Vital’s standard form of indemnification agreement, which form has been filed as Exhibit 10.1 to Vital’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-191711) filed with the Securities and Exchange Commission on November 6, 2013, and is incorporated herein in its entirety by reference.

Mr. Cox executed a change of control and severance agreement with us, under which he is entitled to receive certain change of control and severance benefits as described below.

If prior to the two-month period before, or after the twelve-month period following, a change of control (such period, the “Change of Control Period”), Mr. Cox’s employment is terminated without “cause” or Mr. Cox resigns for “good reason” (as such terms are defined in his change of control and severance agreement), Mr. Cox will be eligible to receive the following benefits if he timely signs and does not revoke a release of claims: (1) continued payment of base salary for a period of 12 months; (2) if his termination occurs following the end of our fiscal year but before the date annual bonuses are paid for that year, payment of his annual bonus for the prior fiscal year based on actual achievement of the relevant performance objectives; (3) reimbursement by us for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law; and (4) accelerated vesting and exercisability of shares subject to the option grant he received in connection with his commencement of employment with us equal to the number of shares that would have been vested and exercisable during the 12-month period following his termination date had he remained employed with us through such date.

If, within the Change of Control Period, Mr. Cox’s employment is terminated without cause or Mr. Cox resigns for good reason, Mr. Cox is entitled to the following benefits if he timely signs and does not revoke a release of claims: (1) a lump sum payment equal to 18 months of annual base salary (for the year of the change of control or Mr. Cox’s termination, whichever is greater); (2) if his termination occurs following the end of our fiscal year but before the date annual bonuses are paid for that year, payment of his annual bonus for the prior fiscal year based on actual achievement of the relevant performance objectives; (3) a lump sum payment equal to 150% of his target annual bonus for the year of termination; (4) reimbursement by us for up to 18 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents, or taxable monthly payments for the equivalent period in the event payment for COBRA premiums would violate applicable law; and (5) 100% accelerated vesting of all outstanding equity awards (with performance criteria determined at 100% of target levels of achievement).
In addition, in the event any of the amounts provided for under this change of control and severance agreement or otherwise payable to Mr. Cox would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, Mr. Cox is entitled to receive either full payment of benefits under this agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to him. The agreement does not require us to provide any tax gross-up payments.

The above descriptions are qualified in their entirety by the offer letter between Vital and Mr. Cox, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2017, and the change of control and severance agreement between Vital and Mr. Cox, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2017.

Resignation of Chief Executive Officer and Director
On December 1, 2017, Terence E. Winters, Ph.D. resigned as a member of our board of directors, effective as of December 31, 2017. In connection with his resignation, we entered into a transition agreement and release with Dr. Winters in which we agreed to pay Dr. Winters cash severance equal to his monthly base salary as currently in effect for 12 months following his termination date, pay Dr. Winters 100% of his achieved 2017 performance bonus (if any), pay or reimburse Dr. Winters for his health coverage up to $1,700 per month for up to 12 months following his termination date, and extend the option exercise period for his outstanding Vital stock options up to the full maximum term (subject to earlier termination under the applicable equity incentive plan).
In addition, Dr. Winters agreed to provide transition consulting services (not to exceed 20 hours per week) at a rate of approximately $250 per hour pursuant to a consulting agreement that is attached as an exhibit to the transition agreement and release. The consulting agreement has an initial 12-month term. Stock options held by Dr. Winters will continue to vest and remain exercisable in accordance with their terms during Dr. Winters’ consultancy term; provided, however, that if Vital terminates his consulting term early or fails to renew the agreement, then 100% of any unvested shares subject to Dr. Winters’ stock options will vest and become exercisable.
The foregoing description of the transition agreement and release between Dr. Winters and Vital does not purport to be complete and is qualified in its entirety by reference to the agreement, which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2017.
Item 8.01. Other Events.

On December 4, 2017, Vital issued a press release announcing Russell Cox’s appointment as Chief Executive Officer and as a director. A copy of the press release is attached as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 4, 2017

SIGNATURE
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAL THERAPIES, INC.

By: /s/ Michael V. Swanson
Michael V. Swanson Chief Financial Officer
Date: December 4, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 4, 2017